Exhibit 99.1
Bravo Brio Restaurant Group, Inc. Announces Pricing of Secondary Public
Offering of Common Shares
Columbus, Ohio — March 28, 2011 — Bravo Brio Restaurant Group, Inc. (“BBRG”) (NASDAQ: BBRG) announced today the pricing of a secondary public offering of 4,161,020 of the Company’s common shares at a public offering price of $16.25 per share. All shares are being offered by certain existing shareholders. The closing of the offering is expected to occur on April 1, 2011, subject to the satisfaction of customary closing conditions. Certain selling shareholders also granted the underwriters an option to purchase up to an additional 416,102 common shares to cover over-allotments, if any. All shares are being offered pursuant to the prospectus included in the Company’s Registration Statement on Form S-1, which was declared effective March 28, 2011.
The selling shareholders include affiliates of two private equity firms, Bruckmann, Rosser, Sherrill & Co. Management, L.P. and Castle Harlan, Inc.
Jefferies & Company, Inc., Piper Jaffray & Co. and Wells Fargo Securities, LLC acted as joint book-running managers for the offering. KeyBanc Capital Markets Inc. and Morgan Keegan & Company, Inc. acted as co-managers for the offering.
The prospectus related to the offering has been filed with the Securities and Exchange Commission. A copy of the preliminary prospectus may be obtained by contacting Jefferies & Company, Inc., 520 Madison Avenue, New York, NY 10022, Attention: Syndicate Prospectus Department, or by calling toll-free 888-449-2342 or by email to prospectus_department@jefferies.com; Piper Jaffray & Co., Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, or by calling toll free 800-747-3924 or by email to prospectus@pjc.com; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, or by calling toll-free 800-326-5897 or by email to cmclientsupport@wellsfargo.com. The final prospectus, when it is available, also may be obtained on the Securities and Exchange Commission’s Web site at www.sec.gov.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Bravo Brio Restaurant Group, Inc.
BBRG is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.
Contacts
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com